Exhibit 99.1

GENNUM CORPORATION

Audited Consolidated Financial Statements

For the Years ended November 30, 2011, 2010 and 2009

(Amounts in thousands of U.S. Dollars)

INDEPENDENT AUDITORS’ REPORT

To the Directors of Semtech Corporation

We have audited the accompanying consolidated balance sheets of Gennum Corporation as of November 30, 2011 and 2010, and the related consolidated statements of earnings, changes in shareholders’ equity, comprehensive income, and cash flows for each of the three years in the period ended November 30, 2011. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Gennum Corporation at November 30, 2011 and 2010, and the consolidated results of its operations and its cash flows for each of the three years in the period ended November 30, 2011 in conformity with Canadian generally accepted accounting principles.

Toronto, Canada,

June 1, 2012

Gennum Corporation

CONSOLIDATED BALANCE SHEETS

As of November 30 (U.S. dollars, amounts in thousands)

	2011	2010
ASSETS
Current
Cash and cash equivalents	20,686	52,732
Investments	43	81
Accounts receivable, net (note 10)	24,425	21,924
Inventories (note 3)	24,857	21,406
Prepaid expenses and other assets	3,382	3,733
Consideration receivable (note 5)	1,105	—
Income taxes receivable	1,330	1,201
Future income taxes (note 17)	5,935	10,043

Total current assets	81,763	111,120

Capital assets, net (note 4)	16,562	14,639
Intangible assets, net (note 7)	42,390	25,293
Consideration receivable (note 5)	—	981
Goodwill (note 7)	45,879	22,292
Future income taxes (note 17)	21,538	15,372

	208,132	189,697

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current
Accounts payable and accrued liabilities (note 6)	26,188	17,685
Deferred revenue (note 8)	1,128	971
Income taxes payable	376	768

Total current liabilities	27,692	19,424

Deferred revenue (note 8)	3,225	3,503
Future income taxes (note 17)	1,674	347

Commitments and contingencies (note 19)
Shareholders’ equity
Capital stock (note 9)	9,455	8,893
Deferred compensation	(5,990)	(2,909)
Retained earnings	129,898	120,758
Contributed surplus	6,849	5,610
Accumulated other comprehensive income	35,329	34,071

Total shareholders’ equity	175,541	166,423

	208,132	189,697

See accompanying notes

Gennum Corporation

CONSOLIDATED STATEMENTS OF EARNINGS (LOSS)

Years ended November 30 (U.S. dollars, amounts in thousands except per share data)

	2011	2010	2009
Revenue (note 11)	137,164	128,893	85,240
Cost of goods sold	39,362	34,739	24,343

Gross margin	97,802	94,154	60,897

Sales, marketing and administration expense	35,805	32,677	30,577
Research and development expense	42,507	37,003	30,567
Amortization of intangible assets	3,676	1,765	1,767
Less government assistance	(5,744)	(4,673)	(4,496)

Operating expenses before restructuring charge and related deferred development charge impairment	76,244	66,772	58,415
Restructuring charge and related deferred development impairment (note 14 and 15)	1,543	—	5,934

Operating income (loss)	20,015	27,382	(3,452)
Investment income	251	315	324
Other expense (note 16)	(638)	(1,009)	(4,643)

Earnings (loss) before income taxes	19,628	26,688	(7,771)
(Provision for) recovery of income taxes (note 17)	(5,438)	(8,124)	5,166

Net earnings (loss) for the year	14,190	18,564	(2,605)

Net earnings (loss) per share—basic and diluted (note 9)	0.41	0.54	(0.07)

Gennum Corporation

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

Years ended November 30 (U.S. dollars, amounts in thousands)

	2011	2010	2009
Capital stock
Balance at beginning of the year	8,893	8,576	8,576
Shares issued on exercise of options	562	317	—

Balance at end of the year	9,455	8,893	8,576

Deferred compensation
Balance at beginning of the year	(2,909)	(2,350)	(2,092)
New awards	(7,029)	(3,184)	(2,014)
Forfeitures	804	522	338
Amortization	3,144	2,103	1,418

Balance at end of the year	(5,990)	(2,909)	(2,350)

Retained earnings
Balance at beginning of the year	120,758	106,994	113,658
Transitional adjustment on adoption of new accounting policies	—	—	212
Net earnings (loss)	14,190	18,564	(2,605)
Dividends	(5,050)	(4,800)	(4,271)

Balance at end of the year	129,898	120,758	106,994

Contributed surplus
Balance at beginning of the year	5,610	3,956	2,493
Stock option amortization	1,385	1,735	1,463
Stock option exercises	(146)	(81)	—

Balance at end of the year	6,849	5,610	3,956

Accumulated other comprehensive income, net of income taxes
Balance at beginning of the year	34,071	29,920	7,075
Other comprehensive income for the year	1,258	4,151	22,845

Balance at end of the year	35,329	34,071	29,920

Total shareholders’ equity at end of the year	175,541	166,423	147,096

See accompanying notes

Gennum Corporation

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

Years ended November 30 (U.S. dollars, amounts in thousands)

	2011	2010	2009
Net earnings (loss) for the year	14,190	18,564	(2,605)

Other comprehensive income, net of income taxes
Change in unrealized gains on translating financial statements	1,270	4,132	19,907
Reclassification to earnings of losses on available for sale financial assets	(12)	19	—
Change in gains on derivative instruments designated as cash flow hedges	—	—	170
Reclassification to earnings of losses on settled cash flow hedges	—	—	2,554
Reclassification to earnings of losses on available for sale financial assets	—	—	214

Total other comprehensive income, net of income taxes	1,258	4,151	22,845

Comprehensive income for the year	15,448	22,715	20,240

See accompanying notes

Gennum Corporation

CONSOLIDATED STATEMENTS OF CASH FLOWS

(U.S. dollars except as noted, amounts in thousands except per share data)

	2011	2010	2009
OPERATING ACTIVITIES
Net earnings (loss) for the year	14,190	18,564	(2,605)
Items not affecting cash
Depreciation and amortization	10,409	7,567	7,017
Impairment of deferred development costs and other intangible assets	467	1,213	1,928
Deferred compensation and stock option amortization	4,529	3,838	2,881
Provisions on loans and investments	—	—	1,069
Gain on sale of land and building (note 16)	—	—	(1,000)
Gain on sale of BST technology group (note 6 and 16)	—	—	(1,601)
Gain on sale of Toumaz investment	—	—	(268)
Government assistance	(5,744)	(4,673)	(4,496)
Future income taxes	3,580	7,461	(6,636)
Other	268	1,311	929

	27,699	35,281	(2,782)
Net change in non-cash working capital balances	(1,253)	1,562	(1,939)

Cash provided by (used in) operating activities	26,446	36,843	(4,721)

INVESTING ACTIVITIES
Purchase of capital assets and software intangible assets	(6,954)	(6,871)	(4,608)
Payment of license fees and deferred development charges	(7,158)	(8,144)	(6,102)
Acquisition, cash acquired (note 6)	783	—	—
Acquisition, other than cash acquired (note 6)	(30,153)	—	(491)
Proceeds on sale of BST technology group (note 5)	—	248	2,276
Proceeds on sale of Toumaz investment	—	—	1,019
Proceeds on sale of land and building	—	—	1,437

Cash used in investing activities	(43,482)	(14,767)	(6,469)

FINANCING ACTIVITIES
Deferred compensation paid, net of forfeitures	(6,225)	(2,662)	(1,676)
Proceeds received on exercise of stock options	416	236	—
Repayment of debt assumed in acquisition (note 6)	(5,755)	—	—
Dividends paid	(5,050)	(4,800)	(4,271)

Cash used in financing activities	(16,614)	(7,226)	(5,947)

Effect of exchange rate changes on cash and cash equivalents	1,604	924	5,347

Net increase (decrease) in cash and cash equivalents during the year	(32,046)	15,774	(11,790)
Cash and cash equivalents, beginning of the year	52,732	36,958	48,748

Cash and cash equivalents, end of the year	20,686	52,732	36,958

Dividends declared per share [1]	$0.14	$0.14	$0.12

During the year, interest expense paid was nil (2010 and 2009—nil) and income taxes paid was $2,381 (2010—$717, 2009—$3,244). Cash and cash equivalents were comprised entirely of cash (2010—cash—$40,855 and cash equivalents—$11,877, 2009—cash—$23,726 and cash equivalents—$13,232).

1 — Dividends were paid in Canadian dollars at a rate of $0.14 per share per year.

See accompanying notes

GENNUM CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(U.S. dollars except as noted, amounts in thousands except share and per share data)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The consolidated financial statements of Gennum Corporation (the “Company” or “Gennum”) have been prepared in accordance with Canadian generally accepted accounting principles and within the framework of the significant accounting policies summarized below:

Principles of consolidation – These consolidated financial statements include the accounts of the Company and its subsidiaries. All intercompany transactions have been eliminated.

Translation of foreign currencies – The Company’s functional currency is the Canadian dollar. Transactions in foreign currencies are translated into Canadian dollars at rates in effect at the date of the transaction. Assets and liabilities denominated in foreign currencies are translated at the exchange rates in effect at each accounting period end date. Exchange gains or losses are included in net earnings.

For foreign subsidiaries that are considered self-sustaining, the current rate method of translating foreign currencies has been used. Under this method, assets and liabilities are translated into Canadian dollars at the exchange rates in effect at each accounting period end date and revenue and expenses are translated at average exchange rates during the period. Gains or losses arising from the translation of the financial statements of these foreign subsidiaries are included in other comprehensive income.

For foreign subsidiaries that are considered integrated, the temporal method of translating foreign currencies has been used. Under this method, monetary items are translated into Canadian dollars at the exchange rates in effect at each accounting period end date. Non-monetary items and their related amortization are translated at their historical exchange rates. Revenue and expenses are translated at average exchange rates during the period. Gains or losses arising from the translation of the financial statements of these foreign subsidiaries are included in net earnings.

The Company uses the U.S. dollar as its reporting currency. Therefore the Canadian dollar balances are converted to the U.S. dollar using the current rate method for reporting purposes (see note 2).

Financial assets and financial liabilities – The Company’s financial instruments are classified into one of the following five categories: held for trading; held to maturity investments; loans and receivables; available for sale financial assets; and other financial liabilities. All financial instrument transactions are recorded at the settlement date, which is the date that an asset is delivered to or by the Company. All financial instruments, including derivatives, are included in the consolidated balance sheet and are measured at fair value except for held to maturity investments, loans and receivables and other financial liabilities, which are measured at amortized cost. Financial assets and financial liabilities that are purchased and incurred with the intention of generating profits in the near term are classified as held for trading. These financial instruments are recorded at fair value on inception and are subsequently measured at fair value at each period end. Revaluation gains and losses are included in net earnings in the period in which they arise. Available for sale financial instruments are also recorded at fair value on inception and are subsequently measured at fair value at each period end and revaluation gains and losses related to fair value are included in other comprehensive income in the period in which they occur.

Derivatives and hedge accounting – The Company enters into foreign currency forward contracts to reduce its exposure to foreign currency denominated balances. All derivative instruments are recorded on the consolidated balance sheet at fair value. All changes in fair value are recorded in net earnings. There are currently no cash flow hedges.

The Company has derivative instruments to manage its exposure associated with changes in the fair value of its deferred share unit (“DSU”) plan. Changes in the fair value of these instruments are recorded to sales, marketing and administration expense.

Derivatives may be embedded in any contract (the “host contract”). Embedded derivatives are separated from the host contract when their economic characteristics and risks are not clearly and closely related to those of the host contract. Embedded derivatives are measured at fair value with subsequent changes recognized in net earnings.

Cash and cash equivalents – Cash and cash equivalents include cash on deposit and investments with remaining maturities of three months or less on inception.

Inventories – Inventories are recorded at the lower of cost and net realizable value. Inventory cost is based on weighted average cost and includes material, labour, transportation and handling costs and manufacturing overhead where applicable.

The Company adopted CICA (as defined below) Section 3031, “Inventories” beginning December 1, 2008 and adjusted opening inventory on this date by $234 with an adjustment of $212 net of tax made as an increase to retained earnings for additional transportation costs that are required to be included in inventory. The prior period was not restated.

Capital assets – Capital assets are recorded at cost, net of related government assistance and accumulated depreciation.

Equipment and furniture are depreciated using the straight-line method over estimated useful lives ranging from five to seven years. Computer hardware is depreciated using the straight-line method over the estimated useful life of three years. Leasehold improvements are amortized using the straight-line method over the term of the lease, including one renewal period.

Research and development costs – The Company follows the guidance in the Canadian Institute of Chartered Accountants (the “CICA”) Handbook Section 3064, “Goodwill and Intangible Assets”. Until February 29, 2008, expenditures such as research and development costs were expensed as incurred since the criteria for deferment of such costs were not met. However, effective March 1, 2008, the criteria for deferment of eligible costs were met. These criteria include whether the product and cost are clearly defined, the technical feasibility has been established, management has indicated its intention to produce and market the product, the future market is clearly defined and adequate resources are expected to be available to complete the product. These deferred development costs are included in intangible assets (see note 7). Upon commercial launch of the product, these costs are amortized over the number of expected product life unit sales over a maximum of five years. Research costs continue to be expensed as incurred.

Government assistance – The Company receives financial assistance under available government incentive programs including investment tax credits related to research and development activities. Government assistance relating to capital expenditures and deferred development costs included in intangible assets are reflected as a reduction of the cost of such assets. Government assistance relating to research and development expense are recorded as a reduction of expenses when the related expenditures are incurred.

Business combinations, goodwill and intangible assets – The Company follows the guidance in the CICA Handbook Section 1581, “Business Combinations”, which requires all business combinations to be accounted for using the purchase method. In addition, any goodwill and intangible assets acquired in a business combination are accounted for under CICA Handbook Section 3064, “Goodwill and Intangible Assets”. This section requires that goodwill not be amortized, while identified intangible assets with finite useful lives be amortized over their useful lives.

Goodwill represents the excess of the purchase price over the fair value of the net identifiable assets acquired. Goodwill and indefinite life intangible assets are tested for impairment annually or more frequently if events or changes in circumstances indicate that those assets might be impaired. The impairment test is carried out in two steps. In the first step, the identification of a potential impairment is determined by comparing the fair value of the reporting unit to its carrying value. Fair value is based on estimates of discounted future cash flows. When the fair value of the reporting unit is less than its carrying value, the fair value is allocated to all its assets and liabilities based on their fair values. The amount that the fair value of the reporting unit exceeds the amounts assigned to its assets and liabilities is the fair value of goodwill. In the second step, impairment is determined by comparing the fair value of goodwill to its carrying value. Any shortfall is charged to earnings.

Intangible assets with finite useful lives acquired through business combinations are recorded at their fair value at the date of acquisition. An impairment loss on an intangible asset with a finite useful life is recognized when its carrying value exceeds the total undiscounted cash flows expected from its use and disposition. The amount of loss is determined by deducting its fair value based on discounted cash flows expected from its use and disposition from its carrying value. The Company reviews definite life intangible assets for impairment whenever events or changes indicate that the carrying value may not be recoverable.

Asset impairment – The Company follows the guidance in CICA Handbook Section 3063, “Impairment of Long-Lived Assets” and CICA Handbook Section 3855, “Financial Instruments—Recognition and Measurement”. The Company evaluates the carrying value of long-lived and intangible assets for potential impairment annually or more frequently if events or circumstances warrant a review. The carrying value of such assets is considered impaired when the anticipated net recoverable amount of the asset is less than its carrying value or when the change in value is other than temporary. In that event, the carrying value of the asset is adjusted to fair value and an impairment loss is charged to earnings. The Company reviews long-lived assets for impairment whenever events or changes indicate that the carrying value may not be recoverable.

Revenue recognition – Revenue from sales of products to customers is recognized when title and risk of ownership are transferred to customers; when persuasive evidence of an arrangement exists; when the price to the buyer is fixed or determinable; and when collection is reasonably assured.

Revenue is recognized net of estimated product returns due to stock rotation and the product warranty program. Reductions to revenue for expected and actual payments to resellers for price adjustments are based on actual adjustments incurred during the period, on estimates of what is due to resellers for estimated credits earned during the period and any adjustments for credits based on actual activity. The estimated adjustments are based on contract terms or historical patterns. The Company reviews actual adjustments on a quarterly basis to ensure they are consistent with the estimates.

For the performance of service contracts, revenue has been recognized using the percentage of completion method based on labour hours. Billings for time-based contracts are done monthly. Unbilled receivables are created when the Company accrues revenue before the contract terms permit billing the customer. Deferred revenue is created when the Company bills a customer in accordance with the contract, prior to having met the requirements for revenue recognition.

On March 1, 2011, the Company early adopted Emerging Issues Committee (“EIC”) Abstract No. 175 (“EIC-175”), “Revenue Arrangements with Multiple Deliverables” issued by the CICA in December 2009 which amends the EIC Abstract No. 142, “Revenue Arrangements with Multiple Deliverables”. The new guidance changes the requirements for establishing separate deliverables in a multiple-deliverable arrangement and requires the allocation of arrangement consideration to each separately identified deliverable based on the relative selling price. Based on this method, the selling price of each separately identified deliverable is determined using vendor-specific objective evidence (“VSOE”) of selling price if available, otherwise third-party evidence (“TPE”) of selling price, or estimated selling price (“ESP”) if neither VSOE nor TPE of selling price is available. The residual method of allocating arrangement consideration is no longer permitted. EIC-175 also expands the disclosure required for multiple-deliverable arrangements which are reflected below.

The Company early adopted EIC-175 in its second quarter of 2011, which is applied prospectively from the beginning of Gennum’s fiscal year. The early adoption of EIC-175 did not have a material impact on the Company’s first quarter consolidated financial statements. Previously, the Company had not applied EIC-142 as it was not able to determine selling price using VSOE or TPE for undelivered items and ESP was not an acceptable method. As a result, intellectual property (“IP”) contracts were considered one unit of accounting and revenue was recorded using the percentage of completion method. With the adoption of EIC-175, the Company has established that there are up to three units of accounting in an IP contract and revenue is recorded separately for each unit of accounting which more closely matches activity. The timing of revenue recognition under both methods is dependent on the timing of the contracts and the magnitude of effort required to complete the deliverable under each unit of accounting. IP revenue would have been lower by $1,724 in 2011 had the Company not adopted EIC 175.

The Company revised its previously disclosed revenue recognition policy to reflect changes resulting from the adoption of EIC-175 which applies to multiple-deliverable arrangements entered into or materially modified on or after December 1, 2010. The changes to the revenue recognition policy are disclosed below. The previously disclosed revenue recognition policy remains effective for multiple-deliverable arrangements that were in place as of, and were not materially modified after, November 30, 2010.

Multiple-deliverable arrangements – The Company enters into arrangements with multiple deliverables that generally include a design package, characterization and post-contract support (“PCS”). Under the new guidance, the total arrangement value is allocated to each element as a separate unit of accounting if: (1) the delivered item has value to the client on a stand-alone basis; and (2) in an arrangement that includes a general right of return relative to the delivered item, the delivery or performance of the undelivered item is considered probable and substantially in the control of the Company. If these criteria are met, then the total consideration of the arrangement is allocated among the separate units of accounting based on their relative selling price. Based on this method, the selling price of each separately identified deliverable is determined using VSOE of selling price, if available, otherwise TPE of selling price, or ESP if neither VSOE nor TPE of selling price is available. VSOE of selling price is established using the price charged for a deliverable when sold separately by the Company. TPE of selling price is established using the Company’s or competitor’s prices for similar deliverables. ESP is the price at which the Company would offer the service if the deliverable were sold regularly on a stand-alone basis. ESP is established by considering a number of internal and external factors including, but not limited to, geographies, the Company’s pricing policies, internal costs and margins.

Consideration allocated to the design package and characterization is recognized using the percentage of completion method based on labour hours, whereas consideration allocated to PCS is recognized straight-line over the service period or as service is provided where the maximum PCS hours are likely to be used prior to the end of the term. Billings for time-based contracts are done monthly. Unbilled receivables are created when the Company accrues revenue before the contract terms permit billing the customer. Deferred revenue is created when the Company bills a customer in accordance with the contract, prior to having met the requirements for revenue recognition.

Leases – Leases are classified as capital or operating leases. A lease that transfers substantially all the benefits and risks incident to the ownership of property is classified as a capital lease. All other leases are accounted for as operating leases.

Deferred gain – Deferred gain represents the unamortized portion of the gain arising on the sale of property, which was subsequently leased back. The deferred gain is amortized using the straight-line method over the term of the lease. The deferred gain is included in deferred revenue.

Stock-based compensation plan – The Company follows the guidance in the CICA Handbook Section 3870, “Stock-based Compensation and Other Stock-based Payments”, which includes the fair-value based method of accounting for all its stock-based compensation. For stock options granted on or after December 1, 2003, the options are measured on the grant date using a fair-value based method and expensed over the vesting period.

In addition, the Company has employee incentive plans which contain two components. The first is a stock option component, which is measured on the grant date using a fair-value based method and expensed over the vesting period. The second component is a restricted share component, which is recorded as deferred compensation as a charge to shareholders’ equity at the time of the grant and is expensed over the vesting period. The shares required for the restricted share component are acquired in the secondary market.

Deferred share units (“DSUs”) – The Company grants DSUs to directors as described in note 13. The number of DSUs issued is calculated by dividing the compensation by the fair market value of the Company’s shares on the date of grant. The DSUs outstanding are recorded as accrued liabilities and are re-evaluated quarterly at the share market price, with all changes recorded to sales, marketing and administration expense.

Income taxes – The Company follows the liability method of income tax allocation. Under this method, future tax assets and liabilities are determined based on differences between the financial reporting and tax basis of assets and liabilities and are measured using the substantially enacted tax rates and laws that will be in effect when the differences are expected to reverse.

Earnings (loss) per share – The calculation of earnings per share is based on reported net earnings (loss) divided by the weighted average number of shares outstanding during the year. Diluted earnings per share reflect the assumed conversion of all dilutive securities using the treasury stock method.

Use of estimates – The preparation of the consolidated financial statements, in conformity with Canadian generally accepted accounting principles, requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Management believes that the estimates utilized in preparing its consolidated financial statements are reasonable and prudent; however, actual results could differ from these estimates.

2. REPORTING CURRENCY

Effective December 1, 2007, the Company adopted the U.S. dollar as its reporting currency, but has retained the Canadian dollar as its functional currency. Management believes that reporting in U.S. dollars improves the comparability of the Company’s financial position and results of operations to others in its industry.

During the year, revenue and expenses have been translated from Canadian dollars to U.S. dollars at the monthly average rates, and cash flows at the quarterly average rates. Assets and liabilities have been translated at the year-end rate of $0.9807 Canadian dollars to U.S. dollars (2010—$0.9743).

3. INVENTORIES

	As of November 30
	2011	2010
Raw materials and supplies	209	242
Work in process	14,803	14,209
Finished goods	9,845	6,955

	24,857	21,406

Inventory is reviewed at least quarterly for obsolescence. The Company recorded a write-down of $769 during the year (2010—$1,605, 2009—$853). The inventory write-down in 2009 was included in restructuring activity (see note 15).

Included in the inventory balance at November 30, 2011 was $6,375 in end-of-life inventory (2010—$8,434), a significant portion of which is expected to be sold more than one year out.

4. CAPITAL ASSETS

	As of November 30
	2011	2010
Cost:
Land	994	992
Equipment and furniture	33,055	28,499
Computer hardware	7,808	7,448
Leasehold improvements	3,697	3,350

Total cost	45,554	40,289

Less accumulated depreciation:
Equipment and furniture	21,940	19,601
Computer hardware	5,972	5,406
Leasehold improvements	1,080	643

Total accumulated depreciation	28,992	25,650

Capital assets, net	16,562	14,639

The cost of capital asset additions for 2011 was reduced by government assistance of $193 (2010—$114). Included in capital assets were new assets valued at $491 mainly related to information technology infrastructure and manufacturing equipment that were not in use as of November 30, 2011 and therefore are not being depreciated (2010—$2,576).

Depreciation expense for the years ended November 30, 2011, 2010 and 2009 was as follows:

	2011	2010	2009
Building	—	—	16
Equipment and furniture	3,206	3,238	3,398
Computer hardware	817	609	617
Leasehold improvements	598	377	224

	4,621	4,224	4,255

5. CONSIDERATION RECEIVABLE

On March 4, 2009, the Company completed the sale of its barium strontium titanate (“BST”) technology group and associated assets to Paratek Microwave, Inc. (“Paratek”) for cash on closing of $1,526 and future cash payments totaling $2,150. The consideration receivable is non interest bearing with $250 payable quarterly until December 31, 2009, which has been received in full and a long-term portion of $1,150 payable by March 4, 2012. The receivable was discounted to $1,105 as of November 30, 2011 using a rate of 12%.

The Company is also entitled to royalty payments based on Paratek’s sales of BST related products through March 2014, but royalty payments could terminate earlier if Paratek were to undergo a change of control in that time frame. In the event that a change of control occurred on or before March 4, 2012, the royalty payments may be terminated upon the payment of $2,000 to the Company. Royalty payments are recorded to revenue as they are received from Paratek as an estimate of future royalty payments cannot be made at this time.

The Company does not have any continuing involvement in or ownership interest in these operations.

The sale of the BST technology group and associated assets resulted in a gain of $1,601 in 2009, calculated as follows:

Capital assets	1,436
Inventory	164
Transaction costs	121

1,721

Less proceeds:
Cash	1,526
Consideration receivable	1,796

Gain on sale recognized in 2009	1,601

6. ACQUISITION – NANOTECH SEMICONDUCTOR LIMITED

On April 6, 2011, the Company acquired all of the outstanding shares of Nanotech Semiconductor Limited (“Nanotech”), a fabless semiconductor company that designs and sells analog and mixed-signal integrated circuits principally for fiber-optic based communications, for a total initial cash consideration of $30,153, which includes transaction related costs of $1,315, and potential future cash consideration. Earn-out payments aggregating up to $6,000 are required to be made based on attaining certain revenue targets in the first twelve months after the closing. This contingent consideration was fully accrued and recorded in accounts payable and accrued liabilities in November 2011 as management became virtually certain at that point that the terms will be met. This earn-out accrual, made subsequent to closing, was treated as a purchase price adjustment, resulting in a revised purchase price of $36,153.

In addition, the Company repaid a loan payable of Nanotech of $5,755 immediately following the closing of the acquisition.

The acquisition was accounted for under the purchase method from the acquisition date. The purchase price allocation was assigned to the net identifiable assets acquired based on their fair values as follows:

Cash	783
Accounts receivable	1,644
Prepaid expenses and other assets	281
Inventories	2,256
Income taxes receivable	122
Capital assets	596

Identifiable intangible assets subject to amortization	16,599
Future income tax asset	1,370
Accounts payable and accrued liabilities	(1,384)
Assumed capital lease obligations	(424)
Future income tax liability	(4,316)
Loan payable	(5,755)
Intercompany loan payable to Gennum	458
Excess of adjusted purchase price over fair value of identifiable net assets acquired (goodwill) (note 7) *	23,923

Total purchase price, including transaction costs	36,153

*	Goodwill is not deductible for tax purposes

The results of Nanotech from April 7, 2011 to November 30, 2011 have been included in these consolidated results.

7. GOODWILL AND INTANGIBLE ASSETS

(i) Goodwill

For reconciliation purposes only, the following table summarizes goodwill balances translated to U.S. dollars at the historical exchange rates in effect at the dates of acquisition and the adjustment required to translate from historical rates to the respective balance sheet rates:

	As of November 30
	2011	2010
SiGe Semiconductor Inc.	1,889	1,889
Snowbush Microelectronics Inc.	19,072	19,072
ASIC Architect, Inc.	1,066	1,009
Nanotech Semiconductor Limited (note 6)	23,923	—
Exchange translation	(71)	322

	45,879	22,292

Earn-out payments related to the ASIC Architect, Inc. acquisition were required to be made based on attaining certain annual IP thresholds. The earn-out period ended in 2011. Goodwill is reviewed at least annually for impairment.

(ii) Intangible Assets

	As of November 30
	2011	2010
License fees	172	276
Less accumulated amortization	(32)	(165)

	140	111
SiGe acquired in 2004
Technology	—	2,164
Less accumulated amortization	—	(2,035)

	—	129
Snowbush acquired in 2007
Technology	4,021	3,995
Supplier relationships	1,275	1,267

	5,296	5,262
Less accumulated amortization	(4,325)	(3,245)

	971	2,017
ASIC Architect acquired in 2008
Technology	242	239
In process development	77	77
Customer value	209	208
Contracts in process	226	225

	754	749
Less accumulated amortization	(478)	(376)

	276	373

Nanotech acquired in 2011 (note 6)
Technology	15,193	—
Order backlog	788	—

	15,981	—
Less accumulated amortization	(2,195)	—

	13,786	—
Computer software	1,031	596
Less accumulated amortization	(587)	(417)

	444	179
Business systems	11,477	11,119
Less accumulated amortization	(3,022)	(1,923)

	8,455	9,196
Deferred development costs	19,701	13,883
Less accumulated amortization	(1,383)	(595)

	18,318	13,288

	42,390	25,293

License fees are amortized using the straight-line method over the estimated useful lives ranging from three to five years. New license fees of $78 were incurred in 2011 (2010—$70).

The intangible assets resulting from the SiGe Semiconductor Inc. acquisition in May 2004 were amortized using the straight-line method over the estimated useful life of seven years. These intangible assets have now been fully amortized.

Intangible assets resulting from the Snowbush Microelectronics Inc. acquisition in October 2007 are amortized using the straight-line method over the estimated useful lives ranging from one to five years.

Intangible assets resulting from the ASIC Architect, Inc. acquisition in July 2008 are amortized using the straight-line method over the estimated useful lives ranging from five to seven years.

Order backlog and technology intangibles represent those intangible assets resulting from the Nanotech acquisition in April 2011 as described in note 6. Order backlog is amortized as the orders are filled and delivered to customers and is expected to be fully amortized within a year from the date of acquisition. Technology intangibles are amortized using the straight-line method over an estimated useful life of seven years.

Intangible assets related to computer software and business systems are recorded at cost, net of related government assistance and accumulated amortization. Computer software is amortized using the straight-line method over the estimated useful life of three to five years. Capitalized expenditures related to business systems are amortized using the straight-line method over their estimated useful life of up to ten years.

Deferred development costs represent expenditures that are directly related to placing a new product into commercialization when the expenditure is incremental in nature and it is probable that the expenditure is recoverable from future sales of the associated product. Upon commercial launch of the product, these costs are amortized to cost of goods sold over the number of expected unit sales to a maximum of five years.

Additional deferred development costs of $7,137 were capitalized in the year (2010—$8,074). These additions were partially offset by government assistance of $740 in 2011 (2010—$1,389).

Impairments related to deferred development costs that are no longer expected to provide future benefit were $467 in the year (2010—$1,053, 2009—$1,743 most of which were included as part of the Company’s restructuring activity in 2009 and was therefore under restructuring charge and related deferred development impairment). There were no other intangible asset impairments in 2011 (2010—$160 related to ASIC Architect, Inc., 2009—$167 related to ASIC Architect, Inc. and $18 related to license fees). Intangible asset impairments are charged to research and development expense in the consolidated statements of earnings (loss), except when included as part of restructuring activity.

Amortization expense related to total intangible assets in 2011 was $5,788 (2010—$3,343, 2009—$2,741). License fees and other acquired intangible assets amortization is recorded as a separate line item on the consolidated statements of earnings. Computer software and operating system amortization is allocated according to usage to cost of goods sold; sales, marketing and administration expense; and research and development expense. Deferred development cost amortization, net of related investment tax credits, is charged to cost of goods sold.

Intangible asset amortization	2011	2010	2009
License fees and other acquired intangible assets	3,676	1,765	1,767
Computer software and business systems	1,298	1,054	930
Deferred development costs	814	524	65

	5,788	3,343	2,762

8. DEFERRED REVENUE

Deferred revenue is comprised of two components. The largest is the unamortized gain created by the sale leaseback of the corporate headquarters. On August 15, 2008, the Company sold land and an office building for net proceeds of $13,161 and concurrently entered into a fifteen-year leaseback arrangement with the purchaser of the property. The $4,518 gain arising on the disposal of the property was recorded as deferred revenue and is being amortized over the lease term, partially to sales, marketing and administration expense and partially to research and development expense.

The provisions of the lease provide for a fifteen-year term with an option to extend for two five-year terms, at the election of the Company. The lease has been accounted for as an operating lease as the criteria for such a lease under CICA Handbook Section 3065, “Leases” have been met.

Minimum lease payments in Canadian dollars for the first five years, the second five years and the final five years are $5,270, $5,610, and $5,950, respectively.

The second component is created by IP revenue when differences occur between the timing of customer payments and the recognition of revenue using the percentage of completion method.

As of November 30, 2011, deferred revenue related to the unamortized gain was $3,526, of which $301 was classified as current and the balance of $3,225 as long term (2010—$299 current and $3,503 long term), and deferred revenue related to collections in excess of earned IP revenue was $827, all classified as current (2010—$672).

9. CAPITAL STOCK

The Company has authorized an unlimited number of common shares with no par value, of which 35,560,199 common shares (2010—35,476,909) were issued and outstanding as of November 30, 2011 with a stated value of $9,455 (2010—$8,893). An unlimited number of preferred shares have also been authorized, none of which have been issued.

Reconciliation of common shares outstanding	Number of Shares	Stated Value
Number of shares outstanding, November 30, 2008 and 2009	35,429,086	8,576
Stock options exercised in 2010	47,823	317

Number of shares outstanding, November 30, 2010	35,476,909	8,893
Stock options exercised in 2011	83,290	562

Number of shares outstanding, November 30, 2011	35,560,199	9,455

Options to purchase common shares

The Company has an incentive stock option plan which provides for the granting of options for the benefit of employees and officers. The total number of common shares that may be issued upon the exercise of options granted under the stock option plan is 2,700,000 common shares. To date, 489,075 common shares have been issued upon the exercise of options granted under the stock option plan, leaving 2,210,925 common shares available for issue under options currently outstanding, or which may be granted in the future, under the stock option plan. Options to purchase 2,368,640 common shares were outstanding under the stock option plan at year end.

An additional 965,000 options are outstanding as of November 30, 2011, which were issued outside the stock option plan to new officers upon hiring at exercise prices ranging from Canadian $6.13—$13.27. This includes 150,000 options issued outside the stock option plan in 2010 (no stock options were issued outside the stock option plan in 2011 or in 2009).

All options have been granted for a term of seven years from the grant date with vesting as to 25% of the option entitlement at the end of each of the first, second, third and fourth years from the date of grant. All options allow the holder to purchase common shares at the exercise price of the options, which is set at the closing price of a trade of at least a board lot of the common shares on the Toronto Stock Exchange on the trading day preceding the date of grant, unless otherwise determined by the Company, but in no event may the option exercise price be less than the fair market value of a common share on the date of grant of the option. The following table presents a comparative summary of options outstanding as of November 30. All exercise prices are presented in Canadian dollars.

	2011		2010		2009
	Number of shares	Weighted average exercise price (Cdn.$)	Number of shares	Weighted average exercise price (Cdn.$)	Number of shares	Weighted average exercise price (Cdn.$)
Outstanding, beginning of year	3,122,393	8.02	2,500,086	9.24	2,117,077	10.99
Granted	697,131	7.33	1,098,500	5.71	695,150	4.54
Forfeited	(402,594)	7.85	(418,370)	9.43	(282,641)	10.52
Expired	—	—	(10,000)	13.49	(29,500)	12.11
Exercised	(83,290)	4.99	(47,823)	5.10	—	—

Outstanding, end of year	3,333,640	7.97	3,122,393	8.02	2,500,086	9.24

Options exercisable at year end	1,689,379	9.41	1,338,113	10.33	984,334	11.02

The following table summarizes information about all options outstanding to purchase common shares at November 30, 2011. Note all exercise prices are presented in Canadian dollars:

		Options Outstanding		Options Exercisable
Range of exercise prices (Cdn.$)	Number outstanding	Weighted average remaining contractual life	Weighted average exercise price (Cdn.$)	Number exercisable	Weighted average exercise price (Cdn.$)
$ 4.55—$ 6.04	1,052,450	4.9 years	5.17	345,881	5.01
$ 6.05—$ 8.54	920,524	5.9 years	7.09	75,875	6.49
$ 8.55—$13.27	1,360,666	2.3 years	10.74	1,267,623	10.78

The estimated weighted average fair value of stock options granted during 2011 was Canadian $2.48 (2010—Canadian $1.91, 2009—Canadian $1.67) per share using the Black-Scholes option-pricing model with the following weighted average assumptions:

	2011	2010	2009
Risk-free interest rate	2.4%	2.1%	2.0%
Expected dividend yield	1.9%	2.5%	3.1%
Expected volatility	46.7%	48.5%	51.1%
Expected time until exercise	4.0 years	4.0 years	5.5 years

Restricted share plan

The number and weighted average fair value of restricted common shares granted under employee incentive plans of the Company in 2011 were 914,734 and Canadian $7.60 respectively (2010—574,574 and Canadian $5.84, 2009—490,641 and Canadian $5.07).

The Company recorded compensation expense and credited to contributed surplus $1,385 related to stock options during the year (2010—$1,735, 2009—$1,463). Compensation expense of $3,144 in 2011 related to the amortization of prior period restricted share plan awards (2010—$2,103, 2009—$1,418).

Earnings per share

The Company uses the treasury stock method of calculating the dilutive effect of options on earnings per share. The following is a reconciliation of the numerator and denominator of earnings per share computations:

	2011	2010	2009
Net earnings (loss) for the year	14,190	18,564	(2,605)

Weighted average shares outstanding (numbers in thousands)	35,542	35,443	35,429
Shares held in restricted share plan trust fund	(1,178)	(852)	(602)

Basic weighted average shares outstanding	34,364	34,591	34,827
Effect of dilutive stock options	187	97	—

Diluted weighted average shares outstanding	34,551	34,688	34,827

Earnings (loss) per share—basic and diluted	0.41	0.54	(0.07)

Under the treasury stock method for calculating diluted earnings per share, options to purchase 2,256,190 common shares were not included in the computation of diluted earnings per share for the year ended November 30, 2011 because they were anti-dilutive. In net loss per common share situations, the diluted loss per common share amount is the same as that for basic, as all factors are anti-dilutive.

10. FINANCIAL INSTRUMENTS

Categories of financial assets and liabilities

Under Canadian generally accepted accounting principles, financial instruments are classified into one of the following five categories: held for trading; held to maturity investments; loans and receivables; available for sale financial assets; and other financial liabilities. The carrying values of the Company’s financial instruments, including those held for sale on the consolidated balance sheet, are classified into the following categories:

	As of November 30
	2011	2010
Held for trading [1]	20,655	52,807
Available for sale [2]	37	49
Loans and receivables [3]	25,530	22,905
Other financial liabilities [4]	26,151	17,685

[1]	Includes cash and cash equivalents and foreign exchange forward contracts that are not effective hedges
[2]	Includes an investment in common shares designated as available for sale
[3]	Includes accounts receivable and consideration receivable Includes accounts payable and accrued liabilities

The Company, through its financial assets and liabilities, is exposed to various risks. The Company’s overall risk management program focuses on the unpredictability of financial markets and seeks to minimize potential adverse effects on the Company’s financial performance. The Company uses derivative financial instruments to hedge certain risk exposures. The Company does not purchase any derivative financial instruments for speculative purposes.

Risk management is the responsibility of the corporate finance function. The Company’s domestic and foreign operations along with the corporate finance function identify, evaluate and, where appropriate, hedge financial risks. Material risks are monitored and are discussed with the audit committee. The following analysis provides information regarding certain financial risks as of November 30, 2011:

(a) Fair Value

The carrying amounts for cash and cash equivalents, accounts receivable, other assets and accounts payable and accrued liabilities approximate fair value because of the short maturity of these instruments.

Instruments held for trading and investments classified as available for sale are recorded at fair value based on the quoted share prices and foreign exchange rates as of November 30, 2011.

(b) Foreign Exchange Rate Risk

The objective of the Company’s foreign exchange risk management activities is to minimize translation exposures related to working capital and the resulting volatility of the Company’s earnings. The Company utilizes financial instruments to manage the risk associated with fluctuations in foreign exchange rates by entering into foreign exchange forward contracts as described below.

The Company’s revenue is mainly denominated in U.S dollars, whereas operating expenses (including salaries) are incurred mainly in Canadian dollars. Cost of goods sold is a combination of U.S. and Canadian dollars. As a result of the Company’s U.S. dollar profile, cash, receivables and trade payables on the Company’s books are primarily denominated in U.S. dollars while the functional currency of the Company is Canadian dollars. Therefore, translation gains or losses can occur when these net monetary assets are translated to the Canadian dollar functional currency at the exchange rate in effect on the balance sheet date. A volatile exchange rate can create significant swings in periodic income. Similarly, the Company’s U.K. subsidiary has mainly U.S. dollar revenue, whereas its expenditures are incurred primarily in British pounds. To mitigate these risks, the Company has a foreign exchange risk management program. The Company’s policy is to enter into foreign exchange forward contracts equal to the forecasted level of U.S. dollar denominated net monetary assets. These contracts mature in one month and mitigate the impact of translation gains or losses due to currency movements from one balance sheet date to the next. In accordance with this policy, the Company entered into a foreign exchange forward contract on November 30, 2011 to sell $16,000 U.S in exchange for Canadian dollars, $4,400 U.S. in exchange for British pounds and $2,800 U.S. in exchange for Japanese yen. These contracts matured on December 30, 2011 at exchange rates of Canadian $1.0193 against the U.S. dollar, GBP 0.6371 against the U.S. dollar and Japanese yen 77.41 against the U.S. dollar.

The Company also generates revenue in Japanese yen in excess of the Japanese yen expenditures. The Japanese yen net current asset positions are hedged on a monthly basis in a similar fashion to the U.S. foreign exchange contracts referred to above. The Company entered into a foreign exchange forward contract on November 30, 2011 to sell 40,000 Japanese yen in exchange for Canadian dollars. This contract matured on December 30, 2011 at an exchange rate of Canadian $0.01313 against the Japanese yen.

The Company estimates that a before tax loss of $37 would have been realized if the U.S. dollar and Japanese yen contracts had been terminated on November 30, 2011. The fair values of the foreign exchange forward contracts are based on market information from major financial institutions. These forward contracts are not considered hedges for accounting purposes and therefore the gains or losses are included in other income on the consolidated statement of earnings. The net impact of these realized foreign exchange losses was $112 in 2011 (2010—loss of $799, 2009—loss of $1,809) recorded to other expense (see note 16). In addition, the Company realized foreign exchange losses of $452 in the second quarter of 2011 related to the acquisition of Nanotech (see note 6).

The Company also recognizes unrealized foreign exchange gains and losses recorded to the consolidated statement of earnings mainly as a result of converting U.S. dollar denominated balances to the Company’s Canadian dollar functional currency. The exchange rate used to convert U.S. dollar balances on the balance sheet to the Company’s Canadian dollar functional currency was Canadian $1.0197 against the U.S. dollar on November 30, 2011 compared to Canadian $1.0264 against the U.S. dollar on November 30, 2010 and Canadian $1.0574 against the U.S. dollar on November 30, 2009. The net impact on the Company’s U.S.-based net monetary assets was a foreign exchange translation loss of $74 in 2011 (2010—loss of $67, 2009—loss of $3,455) recorded to other expense (see note 16). The net impact of the realized and unrealized foreign exchange gains and losses to the consolidated statement of earnings was a loss of $638 in the year (2010—loss of $866, 2009—loss of $5,264) (see note 16).

The Company’s reporting currency is the U.S. dollar. Therefore, financial results are first consolidated into the Canadian dollar functional currency and then translated into U.S. dollars using the current rate method. The translation to the reporting currency does not generate a cash impact and is not hedged by the Company. Gains or losses created by translating from the functional currency to the reporting currency are captured as a change in unrealized gains (losses) on translating financial statements and are captured in the consolidated statement of comprehensive income. The Company reported a foreign currency translation gain in 2011 of $1,270 (2010—a translation gain of $4,132, 2009—a translation gain of $19,907) due mainly from converting the Canadian dollar consolidation for U.S. dollar reporting. This translation gain is recorded in other comprehensive income and is due to a strengthening of the Canadian dollar compared to the U.S. dollar over the year.

(c) Credit Risk

The Company is exposed to commercial credit risk from its customers in the normal course of business, which is mitigated by the Company’s credit management policies. The Company is also exposed to credit risk from potential default by any of its counterparties on its foreign exchange and DSU derivative financial instrument contracts and manages these credit risks by dealing only with major financial institutions with acceptable credit ratings. Credit risks associated with Paratek on the consideration receivable are managed through regular communication with this company.

As of November 30, 2011, one customer accounted for 11% of revenue (2010—three customers, two of which are distributors, accounted for 33% of revenue); no customers accounted for greater than 10% of receivables (2010—two customers accounted for 24% of receivables).

The aging of trade receivable balances as of November 30 were as follows:

	As of November 30
	2011	2010
Not past due	19,142	17,464
Past due 0-30 days	3,826	3,386
Past due 31-60 days	617	431
Past due over 61 days	840	643

Accounts receivable, net	24,425	21,924

These balances are net of provisions of $1,319 against past due over 61 days (2010—$1,159 against past due over 61 days).

(d) Liquidity Risk

Liquidity risk is the risk that the Company will not be able to meet its obligations as they fall due. The Company manages its liquidity risk by forecasting cash flows from operations and anticipated investing and financing activities. As of November 30, 2011, the Company was holding cash and cash equivalents of $20,686 and accounts receivable of $24,425. The Company used approximately $36,000 of its cash to purchase all of the shares of Nanotech and repay Nanotech debt in the second quarter of 2011 (see note 6). The Company has undiscounted contractual maturities related to accounts payable and accrued liabilities as of November 30, 2011 of $26,188. All of the Company’s financial liabilities have contractual maturities of less than one year and are subject to normal trade terms.

The current ratio, calculated as current assets divided by current liabilities, for the Company as of November 30, 2011 was 3.0.

(e) Interest Rate Risk

Interest rate risk is the risk that interest-bearing financial instruments will vary in value due to the variability of the interest rates. The Company is not exposed to any material interest rate risk on its financial instruments.

(f) Price Risk

Price risk is the risk that the value of an investment will decline in the future. The Company does not believe it currently has any significant price risks with the exception of its DSU program. Fluctuations in Gennum share prices impact the DSU expense recognized as outstanding DSU awards are marked to market. Beginning late in 2010, the Company implemented a DSU derivative financial instrument to partially offset fluctuations in the mark to market of DSUs (see note 13).

11. SEGMENTED INFORMATION

The Company operates and tracks its results in one reportable segment, consisting of numerous product areas. The Company’s chief operating decision maker is its Chief Executive Officer. The chief operating decision maker allocates resources and assesses performance of the business and other activities at the operating segment level.

The revenue by product portfolio within the single reportable segment and revenue by geographic area is as follows:

Revenue by product portfolio is as follows:

	2011	2010	2009
Analog and Mixed Signal	92,508	95,783	60,995
Optical *	31,797	22,454	12,408
IP	12,859	10,656	11,837

	137,164	128,893	85,240

*	Nanotech revenue is included in the Optical product portfolio.

Revenue by principal markets is as follows:

	2011	2010	2009
North America	32,134	35,776	34,700
Europe	12,830	12,443	7,543
Japan	31,589	33,864	17,342
Pacific Rim	60,611	46,810	25,655

	137,164	128,893	85,240

The methodology for attributing revenue to principal markets is based on the billing location of the customer.

Capital assets and goodwill per country are as follows:

	2011	2010
Canada	34,716	34,219
United States	1,115	1,051
UK	26,158	1,050
Other	452	611

	62,441	36,931

Goodwill of $21,381 (November 30, 2010—$21,241) is located in Canada, $1,115 (November 30, 2010—$1,051) is located in the United States and $23,383 (November 30, 2010—nil), which is related to the acquisition of Nanotech, is located in the U.K. (see note 6).

12. DEFINED CONTRIBUTION PLAN

The Company has a defined contribution plan pursuant to which the Company contributes, for the benefit of each employee enrolled in the plan, 5% of such employee’s annual base salary earnings. The total cost incurred in 2011 was $1,489 (2010—$1,445, 2009—$1,151).

13. DEFERRED SHARE UNITS (DSUs)

The Company has a DSU plan for the benefit of the directors under which directors receive an initial award and an annual award in DSUs and can elect to receive up to 100% of their annual retainer or total compensation in the form of DSUs. Under the terms of the DSU plan, the DSU award is credited to an account maintained for each director. At such time as any director leaves the board of directors, such director will receive a lump sum cash payment equal to his unit balance under the DSU plan multiplied by the then current trading prices for the Company’s common shares.

As of November 30, 2011, 259,347 units were outstanding under the DSU plan at a value of $1,464 (November 30, 2010—198,144 units, value $1,353). This liability will be paid to directors when they leave the board of directors. No units were paid out in 2010 or 2011.

The sales, marketing and administration expense is impacted by the expensing of DSU awards and the re-evaluation of the liability based on the Company’s share value. In November 2010, the Company units issued under its DSU plan. The derivative instrument is settled quarterly and, as of November 30, 2011, the derivative instrument offset 245,000 units (November 30, 2010—31,800 units). The net impacts to the consolidated statement of earnings (loss) are as follows:

	2011	2010	2009
Expensing of new awards	391	369	180
Re-evaluation of the liability based on the Company’s shares	(389)	387	181
Derivative instrument offset	396	3	—

	398	759	361

14. RESTRUCTURING CHARGE

On June 22, 2011, Gennum announced a restructuring program to complete the outsourcing of its manufacturing operations with the outsourcing of its product testing resources and inventory management.

This plan is expected to result in a restructuring charge of approximately $2,000 to $3,000, of which $1,543 has been accrued to date. Restructuring charges incurred to date are as follows:

Severance costs	777
Contract termination costs	493
Other	273

Total restructuring charge to date	1,543

Contract termination costs of $493 are related to accrued fees on the closure of the Company’s operations facility in Burlington, Ontario. Additional contract termination fees may be incurred as the Company negotiates an earlier termination of the lease; however, these costs are unknown at this time. Other costs include career counseling, with further costs expected over the next year related to the relocation of equipment and rental fees on the early abandonment of the operations facility. These actions are expected to be completed over the next few quarters.

The severance costs are related to the termination of approximately 10% of the Company’s employees through the end of 2012. As of year-end, $657 of the severance costs have not been paid and are included in accounts payable and accrued liabilities.

15. RESTRUCTURING CHARGE AND DEFERRED DEVELOPMENT IMPAIRMENT

During 2009, the Company announced the implementation of a restructuring plan to improve profitability and cash flow. The Company’s plans included realigning its investment to maintain its research and development programs while reducing corporate infrastructure and business operations costs and capital expenditures. Additionally, Gennum focused its marketing, sales and administrative investment on short-term and mid-term customer revenue generation activities and new product development.

This plan resulted in a restructuring charge and deferred development impairment of $5,934 incurred in 2009 related to the termination of approximately 10% of the Company’s workforce. The plan has been substantially completed.

Severance costs	3,584
Deferred development cost impairment (net of investment tax credits)	1,200
Inventory and other asset impairments	1,150

Total restructuring charge and deferred development impairment	5,934

Severance costs incurred in 2009	3,584
Severance costs paid in 2009	(1,809)
Severance costs paid in 2010	(1,775)

Severance costs included in accounts payable and accrued liabilities as of November 30, 2010	—

16. OTHER EXPENSE

	2011	2010	2009
Realized losses on foreign exchange contracts	(564)	(799)	(1,809)
Foreign exchange loss on translation	(74)	(67)	(3,455)

Loss on foreign exchange, net	(638)	(866)	(5,264)

Corporate development charges	—	(121)	(2,448)
Gain on sale of land and building [1]	—	—	1,000
Tundra termination fee, net [2]	—	—	2,205
Gain on sale of BST technology group (note 5)	—	—	1,601
Provision on long-term investment [3]	—	—	(844)
Other	—	(22)	(893)

	—	(143)	621

	(638)	(1,009)	(4,643)

[1]	On August 14, 2009, the Company sold its land and vacant building located at 980 Fraser Drive in Burlington, Ontario for proceeds of $1,437, which resulted in a gain of $1,000.
[2]

On March 19, 2009, Gennum Corporation announced it had entered into a definitive agreement providing for the acquisition by Gennum of all of the issued and outstanding shares of Tundra Semiconductor Corporation (“Tundra”). Tundra subsequently received an acquisition proposal which it determined to be a superior proposal and, therefore, the agreement was terminated. Pursuant to the terms of the agreement, Tundra paid Gennum a fee of $4,188 (CDN. $5,000) upon the termination of the agreement. Transaction costs such as legal, financial advisory and consulting fees have been netted against this fee, which resulted in income of $2,205.

[3]

As part of the Company sale of its Consumer Headset product line in 2007, the Company received shares of CellPoint Connect (“CellPoint”) as partial consideration. 1.1 million of these shares were classified as available for sale. During 2009, management considered the decrease in fair value of the shares to be significant and prolonged and as a result wrote the balance off to nil and recorded a cumulative impairment charge of $844 to earnings.

17. INCOME TAXES

Provision for income taxes consists of the following:

	2011	2010	2009
Future income taxes	(3,580)	(7,461)	6,636
Current income taxes	(1,858)	(663)	(1,470)

Provision for income taxes	(5,438)	(8,124)	5,166

The following is a reconciliation of the expected income tax expense obtained by applying the combined corporate tax rates to earnings before income taxes:

	2011	2010	2009
Expected income tax expense using statutory tax rates	(5,579)	(8,273)	2,564
Permanent differences	(340)	(626)	(219)
Different income tax rates on earnings of foreign subsidiaries	51	75	30
Changes in tax rates	514	519	668
Adjustment of tax provision	(84)	181	(94)
Impact of provincial harmonization	—	—	2,217

Provision for income taxes	(5,438)	(8,124)	5,166

Effective tax rate	27.7%	30.4%	66.5%

Components of future income taxes by jurisdiction are summarized as follows:

	As of November 30
	2011	2010
Canada
Future income tax asset—current
Research and development incentives	5,507	9,650
Various accounting expenses not currently deductible for tax purposes	1,025	570
Accounting revenue not currently taxable	(764)	(448)

	5,768	9,772

Future income tax asset—long-term
Research and development incentives	25,523	18,908
Tax depreciation in excess of book depreciation	(2,702)	(2,531)
Provincial corporate minimum tax carryforward balance	1,406	524
Deferred gain on sale of building—long-term portion	807	890
Intangible asset amortization not deductible for tax purposes	(252)	(550)
Various accounting expenses not currently deductible for tax purposes	1,534	1,609
Deferred development costs deductible for tax, not currently amortized for accounting	(5,105)	(3,819)

	21,211	15,031

Foreign
Future income tax asset—current
Accounting expense not currently deductible for tax purposes	167	271

Future income tax asset—long-term
Accounting expense not currently deductible for tax purposes	327	341

Future income tax liabilities—long-term
Intangible asset amortization not deductible for tax purposes	(3,695)	(149)
Loss carryforwards	2,139	—
Various accounting expenses not currently deductible for tax purposes	165	—
Tax depreciation in excess of book depreciation	(283)	(198)

	(1,674)	(347)

18. CAPITAL RISK MANAGEMENT

The Company’s objectives when managing capital are to ensure that there is adequate capital to achieve its business objectives in order to provide returns for shareholders and benefits for other stakeholders. The Company’s capital is composed of shareholders’ equity, and is not subject to any capital requirements imposed by a regulator.

The Company manages the capital structure and makes adjustments to it in light of changes in economic conditions and the risk characteristics of the underlying assets. To maintain or adjust the capital structure, the Company may attempt to issue or re-acquire shares, acquire or dispose of assets and raise capital through debt facilities.

19. COMMITMENTS AND CONTINGENCIES

The Company is committed to future minimum payments under operating leases for software design tools and buildings and equipment as of November 30, 2011 as follows:

	Design Tools	Buildings and Equipment	Total
2012	2,391	3,545	5,936
2013	774	2,831	3,605
2014	—	1,982	1,982
2015	—	1,946	1,946
2016 and beyond	—	13,280	13,280

	3,165	23,584	26,749

The Company has committed to approximately $11.4 million in purchase obligations as of November 30, 2011, of which $0.7 million is related to authorized capital projects. The remaining purchase obligations relate primarily to inventory, product development and general operating costs. The majority of purchase obligations, $10.1 million, are expected to be incurred within the next year.

In the ordinary course of business activities, the Company may be contingently liable for litigation and claims with customers, suppliers, former employees and third parties. Management believes that adequate provisions have been recorded in the accounts where required. Although it may not be possible to accurately estimate the extent of potential costs and losses, if any, management believes that the ultimate resolution of such contingencies would not have a material adverse effect on the financial position of the Company.

20. DIFFERENCES BETWEEN CANADIAN AND UNITED STATES GENERALLY ACCEPTED ACCOUNITNG PRINCIPLES

The consolidated financial statements have been prepared in accordance with Canadian generally accepted accounting principles (Canadian GAAP), which differ in certain respects from those principles that the Company would have followed if its consolidated financial statements had been prepared in accordance with generally accepted accounting principles in the United States (U.S. GAAP).

A reconciliation of net earnings for the years ended November 30, 2011 and 2010, from Canadian GAAP to conform with U.S. GAAP is as follows:

		2011	2010
Net earnings for the year based on Canadian GAAP		14,190	18,564
Deferred development costs excluding amortization	A	(7,137)	(8,074)
Investment tax credit (“ITCs”) offset against deferred development costs	A	740	1,389
Amortization of deferred development costs, net of ITCs	A	814	524
Impairment of deferred development costs, net of ITCs	A	467	1,053
Acquisition related costs	B	(1,315)	—
Nanotech earn out accrual	B	(180)	—
Future income tax related to the above adjustments		1,294	1,332

Net earnings for the year based on U.S. GAAP		8,873	14,788

Basic and fully diluted comprehensive net earnings per share based on U.S. GAAP		0.26	0.43

Weighted average number of shares used in calculating comprehensive net earnings per share (number in thousands)		34,551	34,688

A reconciliation of Shareholders equity for the year from Canadian GAAP to conform with U.S. GAAP is as follows:

		2011	2010
Shareholders’ equity based on Canadian GAAP		175,541	166,423
Deferred development costs (net of offsetting investment tax credits)	A	(18,318)	(13,288)
Acquisition related costs	B	(1,315)	—
Nanotech earn out accrual	B	(180)	—
Future income tax related to the above adjustments		4,737	3,443

Shareholders’ equity based on U.S. GAAP		160,465	156,578

Reconciling items

A) Deferred development costs

Under Canadian GAAP, certain development costs are capitalized to intangible assets on the balance sheet and amortized to cost of goods sold over their estimated useful lives if they meet the criteria for deferral. These capitalized deferred development costs are subject to impairment analysis, which may result in a related impairment charge to research and development expense in net earnings. Under U.S. GAAP, development costs are expensed as incurred.

Under Canadian GAAP, the Company records its investment tax credits arising from research and development activities on a net basis against costs to which they relate, including deferred development costs. Under U.S. GAAP, when the Company recognizes its investment tax credits into earnings, the credit is reflected as a reduction of tax expense.

The resulting reclassification to the provision for income taxes in the statement of earnings is as follows:

	2011	2010
Investment tax credits offset against deferred development costs	740	1,389
Investment tax credits offset against research and development expense	5,744	4,673

Total investment tax credits	6,484	6,062
Income tax adjustments related to the above changes	1,294	1,332
Provision for income taxes under Canadian GAAP	(5,438)	(8,124)

Recovery (provision) of income taxes under U.S. GAAP	2,340	(730)

Balance sheet

As a result of the change under U.S. GAAP to expense development costs as they are incurred, intangible assets on the balance sheet are reduced by $18,318 to $24,072 (2010—reduced by $13,288 to $12,005). Future income tax assets are also increased by $4,737 to $26,275 (2010—an increase of $3,443 to $18,815) as there is no longer a timing difference on the deductibility of development costs between accounting and tax.

Cash flow

In addition, the consolidated statement of cash flow under U.S. GAAP would have the effects of net cash provided by operating activities being lower and the net cash used in investing activities being lower by $7,137 (2010—$8,074).

B) Business combinations

Under Canadian GAAP, the Company includes, in the determination of a purchase price, acquisition-related costs incurred in the pre-acquisition period. This increase in purchase price increases goodwill on the balance sheet. Under U.S. GAAP, these costs are expensed.

Under Canadian GAAP, the Company recognizes contingent consideration as adjustments to the purchase price when it can be reasonably estimated and determined beyond reasonable doubt. The additional purchase price increases goodwill on the balance sheet. Under U.S. GAAP, contingent consideration are initially measured at fair value and remeasured to fair value at each balance sheet date. Subsequent adjustments to fair value are charged to net earnings.

Balance sheet

Under U.S. GAAP, as acquisition related costs and changes to contingent consideration are expensed to the net earnings, goodwill on the balance sheet in 2011 is reduced by $1,315 and $180 to $44,384.

Operating income

As a result of the deferred development cost, business combination and investment tax credit changes discussed in (A) and (B) above, operating income was reduced from $20,015 to $6,920 in 2011 and from $27,382 to $16,212 in 2010.

21. COMPARATIVE AMOUNTS

Certain of the comparative amounts have been reclassified to conform to the presentation adopted in the current year.

22. SUBSEQUENT EVENT

a)	On March 20, 2012, Semtech Corporation (“Semtech”) (Nasdaq: SMTC), a leading supplier of analog and mixed signal semiconductors, acquired all of the outstanding shares of Gennum for a total consideration of approximately $506 million. Upon completion of the acquisition, Gennum’s stock option awards and restricted shares became fully vested. Semtech acquired 100% of the outstanding shares and vested stock options and restricted shares of Gennum for CDN $13.55 per share. Subsequent to the acquisition, the operations of Gennum were integrated into the operations of Semtech and Gennum ceased to be listed on the Toronto Stock Exchange.

b)	On May 7, 2012, Semtech Corporation signed a settlement agreement with a third party in relation to the settlement of lawsuits by the third party against Gennum customers. The settlement included a $3,225 payment from the Company to the third party. No amount was previously accrued as at November 30, 2011.

c)	On May 15, 2012, following additional information as a result of a hearing in March 2012, Semtech management settled an outstanding patent infringement lawsuit that existed at year end for $1,000. No amount was previously accrued as at November 30, 2011.